OCTOBER 18, 2001

SAUER-DANFOSS INC. AND DAIKIN INDUSTRIES, LTD. ESTABLISH TWO JOINT VENTURE COMPANIES

Strengthens Mobile Hydraulics Business in Asia-Pacific Region

AMES, Iowa, USA, October 18, 2001 – Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that it recently closed the previously announced transaction with Daikin Industries, Ltd. establishing two joint venture companies.  The two companies, a sales company and a manufacturing company, will operate as part of Sauer-Danfoss’ global organization covering the Asia-Pacific region.

The sales company, named Sauer-Danfoss-Daikin Ltd., is 65 percent owned by Sauer-Danfoss and 35 percent owned by Daikin.  The company is responsible for the sales and marketing of all Sauer-Danfoss products in the Asia-Pacific region.  Sauer-Danfoss contributed its sales companies located in Australia, China, Japan, and Singapore.  Daikin contributed its Japanese and Asian mobile sales, marketing, and engineering activities.

The manufacturing company, Daikin-Sauer-Danfoss Manufacturing Ltd., is 55 percent owned by Daikin and 45 percent owned by Sauer-Danfoss.  Daikin contributed its mobile oil hydraulic manufacturing operations located in Osaka, Japan, which have manufactured and marketed hydrostatic transmissions under license from Sauer-Danfoss and its predecessor since 1968.  The new company continues to manufacture these, and other related products, and will supply the Asia-Pacific region.  Furthermore, the new company may manufacture additional Sauer-Danfoss products in the future.

The joint venture companies, both based in Osaka, Japan, began operations on October 1, 2001. With this addition, which effectively doubles the sales in the area, Sauer-Danfoss expects 2002 sales in the Asia-Pacific region to total approximately $75 million.

Klaus Murmann, Chairman of Sauer-Danfoss Inc., views this expansion of the Sauer-Danfoss Group as being as significant a step as the formation of the joint venture between Sundstrand and Sauer in the latter half of the 1980s.  On the  occasion of the formal signing of agreements in Osaka, Dr. Murmann commented, “Sauer-Danfoss now has a solid platform to continue our growth of market share in mobile hydraulics in the Asia-Pacific region.  The newly formed joint venture (Sauer-Danfoss-Daikin) plans to triple its sales volume within the next five years.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

Daikin Industries, Ltd. is a global leader in the manufacture of commercial and industrial use air conditioning systems and holds more than a one-third market share in Japan.  The Company is also one of the leaders in the fluorochemicals industry, with approximately 20 percent share of the world market.  Daikin boasts an unparalleled combination of mechanical, electronic and chemical expertise as well as robust research and development capabilities.    Daikin, with sales of 463 billion Yen (approximately $4 billion) and over 14,000 employees, is a dynamic global company with a well-established presence in five major areas: Japan, China, Southeast Asia, Europe and North America.  Daikin is headquartered in Osaka, Japan.

For further information please contact:

Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com
Internet: http://www.sauer-danfoss.com

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 · Krokamp 35, D-24539 Neumünster

DK-6430 Nordborg